EXHIBIT 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

Contact Information:
David Rubinger
Media Relations
(404) 885-8300
david.rubinger@equifax.com

Equifax Appoints Lee Adrean as Chief Financial Officer;

Donald T. Heroman Announces Early Retirement

ATLANTA, October 3, 2006 – Equifax Inc. (NYSE: EFX) today appointed Lee Adrean as Chief Financial Officer, replacing Donald T. Heroman who has announced plans to retire. Adrean will join the company on October 4, 2006, reporting to Chairman and Chief Executive Officer Richard F. Smith. Heroman’s retirement from Equifax will be effective as of June 1, 2007.

“Don has provided solid financial direction during his four years with our company and has been an invaluable leader who helped steer us to strong growth,” Smith said. “He played an instrumental role during Equifax’s CEO transition and we greatly appreciate the support he’s given us over the years.  He retires from Equifax with the company in outstanding financial shape. We reiterate our statements of September 8, 2006, when we estimated revenue growth of 7-10 percent for the year and estimated that earnings per share will exceed $2.00 for 2006, up from our original guidance of $1.90 to $1.99.”

Smith continued, “Our commitment to good succession planning allows us to seamlessly transition financial leadership responsibilities and we’re delighted to welcome Lee Adrean as our new CFO.  Lee is a seasoned executive whose financial track record with Fortune 500 companies is the ideal fit for Equifax as we continue to strongly execute against our smart growth strategy.”

Adrean brings 30 years of commensurately senior positions in financial management, business leadership, and international strategy consulting to Equifax.  Most recently, he served as Executive Vice President and Chief Financial Officer for NDCHealth Corporation. Prior to that, he held senior level positions in other companies including EarthLink Inc., First Data Corporation, Providian Corporation, Bain and Company, and the former Peat, Marwick, Mitchell & Co. (now KPMG).

Adrean holds a Masters in Business Administration from Harvard University, and a Bachelor of Science in Accounting from Bucknell University. He and his family live in Atlanta.

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About Equifax (www.equifax.com)

Equifax Inc. is a global leader in information technology that enables and secures global commerce with consumers and businesses. We are one of the largest sources of consumer and commercial data. Utilizing our databases, advanced analytics and proprietary enabling technology, we provide real-time answers for our customers. This innovative ability to transform information into intelligence is valued by customers across a wide range of industries and markets. Headquartered in Atlanta, Georgia, Equifax employs approximately 4,700 people in 13 countries throughout North America, Latin America and Europe. Equifax was founded 107 years ago, and today is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

Caution Concerning Forward-Looking Statements

Forward-looking statements contained in this press release that relate to Equifax’s business strategy, future results and performance are subject to risk and uncertainties and reflect management’s current views and assumptions formed by available information.  For further discussion of these and other risks and uncertainties, see Equifax’s 2005 Form 10-K and other filings it makes with the Securities and Exchange Commission from time to time.  Any forward-looking statements made by or on behalf of Equifax speak only as of the date they were made. Equifax undertakes no duty to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.